SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 8-K


Current Report


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):   November 3, 1997


CATERPILLAR INC.
(Exact name of registrant as specified in its charter)


Delaware
(State or other jurisdiction of incorporation)


1-768
(Commission File Number)


37-0602744
(IRS Employer I.D. No.)


100 NE Adams Street, Peoria, Illinois
(Address of principal executive offices)


61629
(Zip Code)


Registrant's telephone number, including area code:  (309) 675-1000


Item 5.  Other Events

CATERPILLAR PRIMING FOR ENTRY INTO COMPACT MACHINE MARKET

Smaller machines aimed at this growing industry
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Caterpillar Inc., the leading manufacturer of construction and mining equipment worldwide, is preparing to enter the fast-growing compact construction machine market in 1998.

"Caterpillar is focused on growth," said Donald V. Fites, chairman and chief executive officer. "We are convinced these compact construction machines can help bring growth to the company and expand our customer base."

Caterpillar plans to unveil the first of its compact construction machines, which are primarily used by individual contractors, early next year in Europe. The first machines introduced will be compact wheel loaders and mini hydraulic excavators.

During the last several years the $3.6 billion compact construction machine industry has grown at more than 11 percent annually. This initiative reflects growth in building construction, urban and suburban renovation, and roadwork. These areas require machines that are easy to use, can perform a variety of tasks, are easy to transport and maneuver in tight areas.

Other equipment the company plans to manufacture are skid-steer loaders and a wide range of work tools used with these smaller machines. These will be introduced during the next 18 months.

The company plans to manufacture the lines of compact wheel loaders and mini excavators at its facility near Leicester, U.K. It also manufactures the mini excavators in Japan. The skid-steer loaders will be manufactured in North Carolina.

"Our dealers and customers are anxious for these machines," said Roger E. Fischbach, Caterpillar vice president with responsibility for Building Construction Products Division. "It means more builders and planners around the world can make use of Caterpillar's versatile and productive machines."

Caterpillar is the world's leading manufacturer of construction and mining equipment. To support this growth initiative, the company will invest close to $100 million in product and service support development and expanding its manufacturing facilities. Dealers are also investing in this new business by establishing more rental outlets.

Headquartered in Peoria, Illinois, Caterpillar posted record sales in 1996 of more than U.S. $16.5 billion. The company has reported strong sales and revenues through the first three quarters of 1997 and its outlook calls for its fourth consecutive year of record sales and profit.

********************

Information included in this release is forward looking and involves risks and uncertainties that could significantly impact expected results. A discussion of these risks and uncertainties is contained in a Form 8-K filed with the Securities & Exchange Commission on October 15, 1997.



SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        CATERPILLAR INC.



                                        By:  /s/ R. Rennie Atterbury III
                                             R. Rennie Atterbury III
                                                  Vice President


Date:  November 3, 1997